Exhibit 5.1

GRAUBARD MILLER

405 Lexington Avenue

New York, NY 10174

February 23, 2021

PAVmed Inc.

One Grand Central Place

Suite 4600

New York, NY 10165

Ladies and Gentlemen:

We have acted as counsel to PAVmed Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-248709), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on September 17, 2020, and the Registration Statement on Form S-3 (File No. 333-253384), filed by the Company with the Commission under the Securities Act on February 23, 2021, which became effectively immediately upon filing pursuant to Rule 462(b) of the Securities Act (collectively, the “Registration Statement”), and the prospectus supplement thereto to be dated February 23, 2021 (“Prospectus Supplement”).

The Prospectus Supplement relates to the issuance and sale by the Company (the “Offering”) of (i) 9,782,609 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) and (ii) up to 1,467,391 shares of Common Stock (the “Option Shares”, and together with the Firm Shares, the “Shares”), which may be issued by the Company upon the exercise of an option to be granted to the underwriter in connection with the Offering, pursuant to the Underwriting Agreement, dated February 23, 2021, between the Company and Cantor Fitzgerald & Co. (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have reviewed (a) the Prospectus Supplement, Registration Statement, and the exhibits thereto; (b) the Underwriting Agreement; (c) the Company’s Certificate of Incorporation, as amended; (d) the Company’s Bylaws, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records, and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold and issued in accordance with the Prospectus Supplement and in accordance with the terms of the Subscription Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the laws of the State of New York, the corporate law of the State of Delaware, and the federal law of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporation by reference into the Registration Statement. We also consent to the use of our name as counsel to the Company and to all references made to us in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ GRAUBARD MILLER